EXHIBIT 10.82


                       STOCK OPTION CANCELLATION AGREEMENT

         This Stock Option Cancellation Agreement (this "Agreement") is entered into as of the 7th day of January, 2003, by and between Travis Boats & Motors, Inc., a Texas corporation (the "Company"), and Richard Birnbaum (the "Optionholder").

                                    RECITALS

         A. On each of the dates listed below, the Company granted options to acquire the number of shares listed below of the Company's common stock to the Optionholder (collectively the "Stock Options"):

                     Date                            No. of Options
                 May 22, 2001                            33,333

         B. Effective January 7, 2003, the Company entered into various agreements with TMRC, L.L.P. ("Tracker"), GE Commercial Distribution Finance Corporation and Transamerica Commercial Finance Corporation (collectively the "Lenders"), wherein the Lenders agree to provide short-term financing to the Company (the "Financing").

         C. In order to eliminate certain potential dilutive common shares to ensure the voting control and Board of Director control required by Tracker for the Financing, and in order to encourage the Lenders to provide the Financing, the Company and the Optionholder have agreed to enter into this Agreement and to thereby cancel the Stock Options.

         NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

                                    AGREEMENT

         1. Cancellation of Stock Options. Effective as of the date first set forth above, the Optionholder and the Company agree that the Stock Options are hereby cancelled and that the Optionholder has no further rights with respect thereto, including but not limited to, any options or rights thereunder to acquire any securities of the Company and the immediate termination of any corresponding stock option agreements.

         2. Miscellaneous.

         (a) Governing Law. This Agreement has been negotiated, executed and delivered at and shall be deemed to have been made in Texas. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

         (b) Entire Agreement. This Agreement is the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior agreements between them, whether oral or written, of any nature whatsoever with respect to the subject matter hereof.

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         (c) Multiple  Counterparts.  This  Agreement  may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

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         IN WITNESS WHEREOF,  the parties have executed this Agreement as of the date first above set forth.


                                          TRAVIS BOATS & MOTORS, INC.



                                           By:
                                              ---------------------------------
                                              Mark T. Walton, President



                                           OPTIONHOLDER:


                                           ------------------------------------
                                           Richard Birnbaum










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